Term Sheet

Filed pursuant to Rule 433

Registration No. 333-222323

June 3, 2020

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

2.875% Global Bonds due 2025

Issuer	Federative Republic of Brazil

Transaction	2.875% Global Bonds due 2025 (the “2025 Notes”)

Ratings	Ba2/BB-/BB- (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$1,250,000,000

Total Gross Proceeds	U.S.$1,242,812,500

Coupon	2.875% per annum, 30/360—day count basis, payable semi-annually

Maturity	June 6, 2025

Offering Price	99.425% of the principal amount, plus accrued interest, if any, from June 10, 2020 to the date of delivery, if later.

Yield to Maturity	3.000% per annum

Benchmark Bond	UST 0.250% due May 31, 2025

Benchmark Price	99-13 1/4

Benchmark Yield	0.369%

Reoffer Spread	+263.1 bps

Underwriting Fee	0.200%

Interest Payment Dates	June 6 and December 6 of each year

First Interest Payment Date	December 6, 2020

Optional Redemption	The 2025 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2025 Notes plus a Make-Whole Amount at the Treasury Rate plus 40 basis points, plus accrued interest on the principal amount of the 2025 Notes to the date of redemption.

Pricing Date	June 3, 2020

Settlement Date	June 10, 2020 (T+5)

CUSIP / ISIN	105756 CD0 / US105756CD06

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	BofA Securities, Inc.
Deutsche Bank Securities Inc.
Itau BBA USA Securities, Inc.
J.P. Morgan Securities LLC

Underwriting Commitments	BofA Securities, Inc.	U.S.$ 312,500,000
	Deutsche Bank Securities Inc.	U.S.$ 312,500,000
	Itau BBA USA Securities, Inc.	U.S.$ 312,500,000
	J.P. Morgan Securities LLC	U.S.$ 312,500,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated June 3, 2020, for the 2025 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/205317/000119312520159176/0001193125-20-159176-index.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at +1-800-294-1322, Deutsche Bank Securities Inc. toll-free at +1-800-503-4611, Itau BBA USA Securities, Inc. collect at +1-212-710-6749 or J.P. Morgan Securities LLC collect at +1-212–834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Term Sheet

Filed pursuant to Rule 433

Registration No. 333-222323

June 3, 2020

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

3.875% Global Bonds due 2030

Issuer	Federative Republic of Brazil

Transaction	3.875% Global Bonds due 2030 (the “2030 Notes”)

Ratings	Ba2/BB-/BB- (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$2,250,000,000

Total Gross Proceeds	U.S.$2,226,982,500

Coupon	3.875% per annum, 30/360—day count basis, payable semi-annually

Maturity	June 12, 2030

Offering Price	98.977% of the principal amount, plus accrued interest, if any, from June 10, 2020 to the date of delivery, if later.

Yield to Maturity	4.000% per annum

Benchmark Bond	UST 0.625% due May 15, 2030

Benchmark Price	98-23+

Benchmark Yield	0.757%

Reoffer Spread	+324.3bps

Underwriting Fee	0.200%

Interest Payment Dates	June 12 and December 12 of each year

First Interest Payment Date	December 12, 2020

Optional Redemption	The 2030 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2030 Notes plus a Make-Whole Amount at the Treasury Rate plus 50 basis points, plus accrued interest on the principal amount of the 2030 Notes to the date of redemption.

Pricing Date	June 3, 2020

Settlement Date	June 10, 2020 (T+5)

CUSIP / ISIN	105756 CC2 / US105756CC23

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	BofA Securities, Inc.
Deutsche Bank Securities Inc.
Itau BBA USA Securities, Inc.
J.P. Morgan Securities LLC

Underwriting Commitments	BofA Securities, Inc.	U.S.$ 562,500,000
	Deutsche Bank Securities Inc.	U.S.$ 562,500,000
	Itau BBA USA Securities, Inc.	U.S.$ 562,500,000
	J.P. Morgan Securities LLC	U.S.$ 562,500,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated June 3, 2020, for the 2030 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/205317/000119312520159176/0001193125-20-159176-index.htm. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at +1-800-294-1322, Deutsche Bank Securities Inc. toll-free at +1-800-503-4611, Itau BBA USA Securities, Inc. collect at +1-212-710-6749 or J.P. Morgan Securities LLC collect at +1-212–834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.